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                                                                       EXHIBIT A

                 TEXT OF PROPOSED AMENDMENTS TO THE CERTIFICATE
                     OF INCORPORATION OF THE WET SEAL, INC.

    Set forth below are the proposed amendments to the Certificate of Incorporation of the Company which are to submitted for the approval of the stockholders of the Company at the Annual Meeting to be held on June 17, 1997. If such proposed amendments are approved by the stockholders of the Company, the Board of Directors will cause a Restated Certificate of Incorporation containing the proposed amendments to be filed with the Secretary of State of the State of Delaware and will adopt conforming amendments to the Company's By-laws.

1.  ARTICLE IX

    Set forth below is the text of renumbered Article IX of the Company's Certificate of Incorporation, as proposed to be amended if Proposal # 1 is approved by the Company's stockholders:

                                  "ARTICLE IX

                               BOARD OF DIRECTORS

        The business and affairs of the Corporation shall be managed by or under the direction of the board of directors initially consisting of nine (9) directors. The number of directors may be increased or decreased (but to no more than fifteen (15) nor fewer than three (3) directors) from time to time by resolution adopted by the board of directors then in office, provided that a quorum is present. In no case will a decrease in the number of directors shorten the term of any incumbent director.

        Upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the directors shall be classified, with respect to the time for which they severally hold office, into three (3) classes to be designated Class I, Class II and Class III. Each class of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial Class I directors shall consist of Kathy Bronstein, Irving Teitelbaum and Edmond Thomas; the initial Class II directors shall consist of Stephen Gross, Wilfred Posluns and Gerald Randolph; and the initial Class III directors shall consist of George H. Benter, Jr., Walter F. Loeb and Alan Siegel or in each case, another person or persons who is nominated and elected instead of any such person. The term of the initial Class I directors shall terminate on the date of the 2000 annual meeting of stockholders. The term of the initial Class II directors shall terminate on the date of the 1999 annual meeting of stockholders. The term of the initial Class III directors shall terminate on the date of the 1998 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1998, the successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term until their successors are elected and qualified. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible.

        Any or all of the directors may be removed with or without cause by vote of the stockholders. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary and notwithstanding the fact that a lesser percentage may be permitted by law or the By-laws of the Corporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the Corporation entitled to vote generally for the election of directors, voting together as a single class, each class having the number of votes per share as provided by this Restated Certificate of Incorporation, shall be required to remove any director from office without cause.

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        Newly created directorships resulting from an increase in the number of directors or vacancies occurring in the board of directors for any reason, except the removal of directors by stockholders without cause, may be filled by vote of a majority of the directors then in office, even if less than a quorum exists, or may be filled by a sole remaining director. Vacancies occurring as a result of the removal of directors by stockholders without cause shall be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall be elected to hold office until the next annual meeting of stockholders, and such director's successor shall be elected to hold office for a term that shall coincide with the term of the class to which such director was elected.

        Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary and notwithstanding the fact that a lesser percentage may be permitted by law or the By-laws of the Corporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the Corporation entitled to vote generally for the election of directors, voting together as a single class, each class having the number of votes per share as provided by this Restated Certificate of Incorporation, shall be required to alter, amend or repeal this Article IX."

2.  ARTICLE IV, SECTION 4.1

        Set forth below is the text of Article IV, Section 4.1 of the Company's Certificate of Incorporation, as proposed to be amended if Proposal # 2 is approved by the Company's stockholders:

        "Section 4.1. NUMBER OF SHARES. The total number of shares which the Corporation shall have authority to issue is SIXTY-FIVE MILLION (65,000,000), consisting of "Common Stock" and "Preferred Stock" as follows:

           (a) PREFERRED STOCK. The total number of shares of Preferred Stock shall be FIVE MILLION (5,000,000), having a par value of one cent ($0.01) per share, which may be issued from time to time in one or more series. The board of directors is hereby authorized to fix, by resolution or resolutions providing for the issue of any such series, the voting powers, if any, and the designation, preferences and rights of the shares in such series, and the qualifications, limitations or restrictions thereof, including, but not limited to, the following:

           (1) the number of shares constituting that series and the distinctive designation thereof;

           (2) the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

           (3) the voting rights, if any, of shares of that series in addition to the voting rights provided by law, and the terms of such voting rights;

           (4) the terms and conditions of the conversion privileges, if any, of shares of that series, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

           (5) the terms and conditions of redemption, if shares of that series shall be redeemable, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

           (6) the terms and amount of any sinking fund for the redemption or purchase of shares of that series, if any;

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           (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of that series; and

           (8) any other relative rights, preferences and limitations of that series.

        Dividends on outstanding Preferred Stock shall be declared and paid, or set apart for payment, before any dividend shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

        (b) COMMON STOCK. The total number of shares of Common Stock shall be SIXTY MILLION (60,000,000), divided into two classes designated as Class A Common Stock and Class B Common Stock, as follows: the total number of authorized shares of Class A Common Stock shall be FIFTY MILLION (50,000,000), and each share of Class A Common Stock shall have a par value of ten cents ($0.10); and the total number of authorized shares of Class B Common Stock shall be TEN MILLION (10,000,000), and each share of Class B Common Stock shall have a par value of ten cents ($0.10)."

3.  ARTICLE X

    Set forth below is the text of new ARTICLE X to be added to the Company's Certificate of Incorporation, as proposed to be amended if Proposal # 3 is approved by the Company's stockholders:

                                   "ARTICLE X

                             BUSINESS COMBINATIONS

        Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary and notwithstanding the fact that a lesser percentage may be permitted by law or the By-laws of the Corporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the Corporation entitled to vote generally for the election of directors, voting together as a single class, shall be required in order to approve or authorize any Business Combination (as defined below) which has not been approved or authorized by at least seventy-five percent (75%) of the directors then in office. The term "Business Combination" as used in this Article X shall mean:

       (a) any merger or consolidation of the Corporation or any subsidiary of the Corporation with any other corporation which is required by law to be approved or authorized by the stockholders;

       (b) any sale, lease or exchange of all, or substantially all, of the property and assets of the Corporation or any subsidiary of the Corporation;

       (c) any distribution to stockholders in partial or complete liquidation of the assets of the Corporation or any subsidiary of the Corporation;

       (d) the issuance or transfer by the Corporation or any subsidiary of the Corporation of any securities of the Corporation or any subsidiary which is required by law to be approved or authorized by the stockholders, or with respect to which stockholder approval or authorization would be a prerequisite to the listing on the Nasdaq Stock Market's National Market or any other national securities exchange (each, an "Exchange") of the securities to be issued or transferred; and

       (e) any reclassification of securities or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries, which is required by law to be approved or authorized by the stockholders, or with respect to which stockholder

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           approval would be a prerequisite to the listing on an Exchange of the securities to be issued or transferred.

        Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary and notwithstanding the fact that a lesser percentage may be permitted by law or the By-laws of the Corporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the Corporation entitled to vote generally for the election of directors, voting together as a single class, each class having the number of votes per share as provided by this Restated Certificate of Incorporation, shall be required to alter, amend or repeal this Article X."

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